UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 12, 2010

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	333-142546-29	98-0366864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway New York, New York 10003 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On November 12, 2010, Mr. Gerald Hobbs provided notice that he intended to resign as a member of the Supervisory Board and the Audit Committee of The Nielsen Company B.V. (“Nielsen”), having been a member since January 1, 2004. The resignation of Mr. Hobbs became effective as of November 18, 2010.

At a meeting on November 18, 2010, the Supervisory Board of Nielsen appointed Karen M. Hoguet as a member of the Audit Committee.

Item 5.07.	Submission of Matters to a Vote of Security Holders

By a written consent dated November 18, 2010, Valcon Acquisition B.V., the shareholder of Nielsen, elected Ms. Karen M. Hoguet as a member of the Supervisory Board.

Karen M. Hoguet is 53 years of age. Ms. Hoguet has been the Chief Financial Officer of Macy’s Inc. since February 2009; she previously served as Executive Vice President and Chief Financial Officer of Macy’s Inc. from June 2005 to February 2009. Ms. Hoguet served as Senior Vice President and Chief Financial Officer of Macy’s Inc. from October 1997 to June 2005.

As a member of the Supervisory Board, Ms. Hoguet will receive an annual retainer of $60,000. She is expected to receive an annual grant of stock options having a value of $100,000 at an exercise price equal to the fair market value as of the date of grant to vest in four quarterly installments with a term of ten years from the date of grant. As a member of the Audit Committee, she will receive an annual retainer of $10,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2010

THE NIELSEN COMPANY B.V.

By:	/S/ JEFFREY R. CHARLTON
Name:	Jeffrey R. Charlton
Title:	Senior Vice President and Corporate Controller (Principal Accounting Officer)

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